Exhibit 99.1

Hyperdynamics Signs Lockup Agreements with Major Shareholders

HOUSTON, July 26, 2010 /PRNewswire via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today announced that it has reached lockup agreements with Kent Watts, former Chairman and CEO, and Mike Watts, a former consultant to the Company. The Watts brothers agreed to lock up and donate to a Guinea supportive charity the vast majority of the shares under their control. Having a common goal to realize long-term shareholder value and understanding the market dynamics for the Company's common stock, the Watts required no compensation for the lockup and expressed a serious commitment to continue to bring confidence to the Company's market.

"This agreement reflects our long-term commitment to helping the Company realize its world-class potential offshore Guinea," said Kent Watts. "I believe that the milestones reached over the past year -- bringing Dana Petroleum into the project, renegotiating the concession and structuring the 3-D seismic program -- suggest a much higher value than is being reflected in the market. It our desire to see this value reflected for the benefit of shareholders as we remain fully committed to the Company and to Guinea."

Ray Leonard, Chief Executive of Hyperdynamics said, "This lockup agreement is an indication of the support and confidence that our largest shareholders have placed in us to succeed in building a world-class oil and gas company."

The agreements cover a nine-month lockup period that precludes the trading of more than 17 million shares of common stock. The locked up shares are comprised of approximately 13.4 million free-trading shares along with warrants to purchase approximately 4 million shares. The lockup represents 13 percent of outstanding shares and 34 percent of outstanding warrants of Hyperdynamics stock. The agreements also state that 15 percent of the locked up shares would be released when the stock price reaches $3 a share for five consecutive trading days; 50 percent would be released when the price reaches $5 a share for five days; and 100 percent would be released when the stock price reaches $9 a share for the same period. The lockup agreements replace earlier agreements, which have expired.

The Watts brothers also reaffirmed in this agreement their commitment to donate a total of 2 million shares and 1 million warrants to the American Friends of Guinea, a charitable organization with which the Company is working to provide support to the people of Guinea.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR

                Dennard Rupp Gray &
    Contacts:   Easterly, LLC
                -------------------
                Ken Dennard, Managing
                Partner
               Jack Lascar, Partner
               (713) 529-6600
                Anne Pearson, Sr. Vice
                President
               (210) 408-6321

SOURCE Hyperdynamics Corporation

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